As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-183414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dover Corporation

(Exact name of registrant as specified in its charter)

Delaware	53-0257888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3005 Highland Parkway Downers Grove, IL	60515
(Address of Principal Executive Offices)	(Zip Code)

DOVER CORPORATION 2012 EQUITY AND CASH INCENTIVE PLAN

DOVER CORPORATION 2021 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Ivonne M. Cabrera, Esq.

Dover Corporation

3005 Highland Parkway

Downers Grove, IL 60515

(630) 541-1540

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brandon Van Dyke

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Dover Corporation (the “Registrant” or the “Company”) filed a Registration Statement on Form S-8 (File No. 333-183414) with the Securities and Exchange Commission (the “Commission”) on August 20, 2012 (the “Prior Registration Statement”) to register a total of 17,000,000 shares of common stock, par value $1.00 per share, of the Company (“Common Stock”) for issuance under the Dover Corporation 2012 Equity and Cash Incentive Plan (the “2012 Plan”).

On May 7, 2021 (the “Effective Date”), the Company’s stockholders approved the Dover Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”). The total number of shares of Common Stock authorized for issuance under the 2021 Plan consists of: (i) 8,300,000 new shares of Common Stock, plus (ii) the 4,888,197 shares of Common Stock available for additional award grant purposes under the 2012 Plan as of the Effective Date (the shares described in (ii), the “2012 Plan Shares”). The 2021 Plan supersedes and replaces the 2012 Plan for awards granted on or after May 7, 2021. Outstanding awards granted under the 2012 Plan will remain in effect and be administered thereunder. Effective May 7, 2021, awards may only be issued under the 2021 Plan.

The Company is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Prior Registration Statement in accordance with Item 512(a)(1)(iii) of Regulation S-K and Commission Securities Act Forms Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the 2012 Plan Shares under the 2021 Plan (as such shares would no longer be issuable under the 2012 Plan). No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants in the 2021 Plan, and have been sent or given to participants in the 2012 Plan, as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated in this Post-Effective Amendment by reference and shall be deemed to be a part hereof (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 12, 2021.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the Commission on April 20, 2021.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 11, 2021 February 19, 2021 and May 10, 2021.

(d)	The description of the Common Stock set forth in Exhibit 4.19 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Prior Registration Statement (as amended by this Post-Effective Amendment) and to be a part hereof from the date of filing of such documents (unless expressly incorporated into the Prior Registration Statement or this Post-Effective Amendment, any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission subsequent to the date hereof shall not be incorporated by reference into the Prior Registration Statement or this Post-Effective Amendment).

Any statement contained in a document which is incorporated by reference in this Post-Effective Amendment will be deemed modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in this Post-Effective Amendment or incorporated by reference in this Post-Effective Amendment or in any document that the Registrant, filed after the date of this Post-Effective Amendment that also is incorporated by reference in this Post-Effective Amendment modifies or supersedes the prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Subject to the foregoing, all information appearing in this Post-Effective Amendment is qualified in its entirety by the information appearing in the documents incorporated by reference in this Post-Effective Amendment.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

The validity of the issuance of the Common Stock offered hereby has been passed on by Ivonne M. Cabrera, the Registrant’s Senior Vice President, General Counsel and Secretary. As of the filing of this Registration Statement, Ms. Cabrera beneficially owns 197,548 shares of Common Stock. Ms. Cabrera will be eligible for equity awards under the 2021 Plan.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s Amended and Restated By-Laws, a copy of which is filed as Exhibit 3.2 hereto and incorporated herein by reference, contain provisions that provide for the indemnification of officers and directors to the fullest extent authorized by the DGCL, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Fifth Restated Certificate of Incorporation contains a provision eliminating the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

The Registrant has in effect a policy insuring itself, its subsidiaries and their respective directors and officers, to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they will become legally obligated to pay.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(i)(a) to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 7, 2019).

3.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 19, 2020).

5.1*	Opinion of Counsel.

10.1	Dover Corporation 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 10, 2021).

10.2	Dover Corporation 2012 Cash and Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2012).

10.3	Amendment No. 1 to the Dover Corporation 2012 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013).

10.4	Amendment No. 2 to the Dover Corporation 2012 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014).

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Counsel (included in its opinion filed as Exhibit 5.1 hereto).

24*	Powers of Attorney (included as part of the signature page hereto).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Downers Grove, Illinois on May 11, 2021.

DOVER CORPORATION

By:	/s/ Ivonne M. Cabrera
Name:	Ivonne M. Cabrera
Title:	Senior Vice President, General
Counsel and Secretary

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Richard J. Tobin, Brad M. Cerepak and Ivonne M. Cabrera as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Tobin Richard J. Tobin	President and Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2021

/s/ Brad M. Cerepak Brad M. Cerepak	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 11, 2021

/s/ Ryan W. Paulson Ryan W. Paulson	Vice President and Controller	May 11, 2021

/s/ Deborah L. DeHaas Deborah L. DeHaas	Director	May 11, 2021

/s/ H. John Gilbertson, Jr. H. John Gilbertson, Jr.	Director	May 11, 2021

/s/ Kristiane C. Graham Kristiane C. Graham	Director	May 11, 2021

/s/ Michael F. Johnston Michael F. Johnston	Director	May 11, 2021

/s/ Eric A. Spiegel Eric A. Spiegel	Director	May 11, 2021

/s/ Stephen M. Todd Stephen M. Todd	Director	May 11, 2021

/s/ Stephen K. Wagner Stephen K. Wagner	Director	May 11, 2021

/s/ Keith E. Wandell Keith E. Wandell	Director	May 11, 2021

/s/ Mary A. Winston Mary A. Winston	Director	May 11, 2021